Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of Health Net, Inc. and subsidiaries appearing in the Current Report on Form 8-K of Centene Corporation filed on March 24, 2016 (as amended on May 10, 2016 and as further amended on June 9, 2016), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE AND TOUCHE LLP
Los Angeles, CA
May 3, 2017